Exhibit 99.4

June 24, 2024

VIA EMAIL

Commissioner P. Scott Jolly

Office of Financial Institutions

State of Louisiana

8660 United Plaza Boulevard, 2nd Floor

Baton Rouge, LA 70809-7024

Re: Stock Manipulation Harming Louisiana and Its Citizens and Institutions

Dear Commissioner Jolly:

I write to you regarding my concern of what appears to be illegal manipulation of the stock price of our company, Spectral AI, Inc. (“Spectral AI” or the “Company”), which trades on the Nasdaq Stock Exchange under the ticker symbol “MDAI.” This manipulation is caused by what appears to be “naked shorting” that violates both federal and Louisiana law and inflicts a significant cost on Louisiana citizens and even certain of its institutions. This manipulation by “naked shorting,” is carried out by some of the largest financial institutions, financial fiduciaries, and hedge funds in the country, and it is harming investors, innovation, access to the capital markets, and Louisiana. Naked shorting is a plain and simple violation of securities laws.1 I believe this manipulation has cost our honest and hard-working investors significant monies as large institutions have pirated their investments.

I am also writing to the proper authorities at the Nasdaq Stock Exchange, our home state of Texas (the Company’s headquarters) and the State of Florida (where our largest shareholder resides). I am reaching out to you to offer the State of Louisiana the chance to lead the charge against these blatant securities law violators.

Our Company is focused on providing burn patients with an immediate objective assessment of a burn wound severity to provide patients, physicians and insurance providers an almost immediate identification of burns that require advanced wound care, saving the patient days of unnecessary pain and suffering and the health care systems millions of dollars in unnecessary costs. The US Government has provided the Company with over $256 million of funding and has committed to assist the Company in developing this lifesaving medical device technology for use in mass casualty events and on the military battlefield and commercial applications. Spectral AI has a number of shareholders and key institutional relationship in the State of Louisiana.

[1]	“Naked shorting” in its simplest terms is an illegal practice in stock markets where an investor sells shares of a stock they do not own and have not borrowed. Ordinarily, stock traders must borrow a stock, or determine that it can be borrowed before they can sell it. The investor “bets” that the stock price will fall and by “shorting” a stock the investor does not own, it creates an artificial supply of shares and can drive the market price to fall as he sells the shares he doesn’t actually own (retains the profit) and thereby never having to take ownership of the share before the stock trade settles.

2515 McKinney Ave., Suite 1000
Dallas, TX 75201
972-499-4934
www.spectral-ai.com

I believe it is easy to prove that naked shorting is occurring in the Company stock. When we seek shareholder information from Broadridge, a well-known third-party stockholder analytics provider, we obtain both our list of Non-Objective Beneficial Owners (so-called “NOBO List”) and Objecting Beneficial Owners List (so called “OBO List”) of MDAI Stock. The combination of these lists should show the total number of non-restricted shares available to trade in the market for MDAI. Unfortunately, the sum of the NOBO List and OBO List result exceeds the total float (public shares) of MDAI stock by over 40%. This is not possible without the presence of “naked” shorting where the hedge funds, prime and other brokers, financial fiduciaries openly participate in and enable this illegal activity. I am confident it is a violation of the securities laws of the State of Louisiana.

I respectfully request that you immediately open an investigation to determine the nature and extent of any illicit activities—and particularly whether the trading in MDAI has violated Louisiana Securities Law, see La. Rev. Stat. 51:701, et. seq. and regulations promulgated thereunder, as set forth in the Louisiana Administrative Code, title 10 Sec.Sec. XIII-1201 and 1203. It may be appropriate for your office to also assess whether the Louisiana Racketeering Act should be invoked here, as set forth in Chapter 11 – Louisiana Racketeering Act. La. Stat. tit. 15 Section 1352 and specifically Section 15:1352(A)(19) that expressly includes R.S. 51:712 (Unlawful practices regarding securities are covered under “racketeering activity”).

I am confident that once you begin your investigation, you will find that this illegal practice of “naked” shorting is rampant and having a significant and adverse impact not just on MDAI, but on many other public companies and the honest market participants of Louisiana, including businesses, investors, pension funds, and other institutions. Your office can be instrumental in ending this modern-day racketeering and domestic economic terrorism being carried out by financial institutions, financial fiduciaries and hedge funds that are profiting at the expense of Louisiana and its citizens, institutions and pensions funds.

I am available for an in person or remote interview and would welcome the opportunity to discuss this issue with you or members of your team. I stand ready to assist your efforts in any way possible.

Sincerely,

/s/ Vincent S. Capone

Vincent S. Capone, Esquire

cc:	Attorney General Liz Murrill, Esquire Executive Counsel to the Governor, Angelique Freel, Esquire Erich Spangenberg

2515 McKinney Ave., Suite 1000
Dallas, TX 75201
972-499-4934
www.spectral-ai.com